Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Actual Year to Date February 28, 2010	Projected Year Ended February 28, 2011
Net Sales:
Electrical and Industrial Products	$203,457	$150,000 to $160,000
Galvanizing Services	$153,653	$160,000 to $170,000
Total Sales	$357,030	$310,000 to $330,000

Diluted earnings per share	$3.02	$1.85 to $2.20

Net Sales by Market Segment:
Power Generation	17%	16%
Transmission and Distribution	34%	32%
Industrial	49%	52%

Electrical and Industrial Products
Revenues by Industry:
Power Generation	22%	20%
Transmission and Distribution	48%	47%
Industrial	30%	33%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	28%	28%
OEM’s	11%	11%
Industrial	35%	32%
Bridge and Highway	8%	9%
Petro Chemical	18%	20%

Operating Margins:
Electrical and Industrial Products	20.0%	13.5% to 15.5%
Galvanizing Services	29.2%	24% to 26%

Cash Provided By (Used In)Operations	$82,630	$49,000
Capital Expenditures	$12,036	$15,500
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$17,469	$17,500
Total Bank Debt	$100,000	$100,000

Cash Dividend	$3,089	$12,400

Percent of Business By Segment:
Electrical and Industrial Products	57%	49%
Galvanizing Services	43%	51%